Exhibit 99.1

BioTime CEO Michael West to Present at French-American Biotech Symposium, San Francisco, April 11-12, 2011

Update on ReCyte™ technology for resetting telomere length
and its application in cardiovascular disease

ALAMEDA, Calif.--(BUSINESS WIRE)--March 4, 2011--BioTime, Inc. (NYSE Amex:BTX) and its subsidiary ReCyte Therapeutics, Inc. announced today that BioTime CEO Dr. Michael West will present at the French-American Biotech Symposium on “New Therapeutic Approaches of Aging” in San Francisco, April 11-12, 2011. Dr. West will speak on “Resetting Telomere Length using Transcriptional Reprogramming and its Application in Age-Related Degenerative Disease” on Tuesday, April 12, during Session III: Innovative Approaches to Chronic Diseases Associated with Aging.

On March 16, 2010, BioTime announced in a peer-reviewed scientific publication that iPS cell reprogramming technologies could, under certain conditions, reverse the developmental aging of human cells. In other words, by genetically modifying aged cells from the human body, they could be reverted back to an embryonic state similar to that of embryonic stem cells, which are capable of developing into all other cell and tissue types. In addition, it was previously reported that these reprogramming technologies could reset the telomere clock of cellular aging. On April 12, Dr. West will be presenting new data validating this technology. In particular, evidence will be presented that the technique is capable not only of resetting telomere length, but also of restoring the proliferative lifespan of aged human cells. Dr. West will also describe the plans of BioTime’s subsidiary ReCyte Therapeutics, Inc. to commercialize its own proprietary iPS cell technology. The relative advantages of this novel technique over the classic, but potentially genetically unstable, iPS cell methods will be outlined, as will BioTime’s progress with reprogrammed young vascular progenitors for the treatment of age-related cardiovascular disease.

This is the fourth French-American Biotech Symposium co-organized by The Office for Science and Technology of the French Embassy in Washington, DC and Eurobiomed, a French biotech cluster dedicated to health sciences, in partnership with the Gladstone Institute for Virology and Immunology.

Dr. West's presentation will be available on BioTime's website at www.biotimeinc.com. For more information on ReCyte Therapeutics, please visit our website at www.recytecorp.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International (ESI) has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration (AMD). BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. ReCyte Therapeutics is developing applications of BioTime's proprietary iPS cell technology to reverse the developmental aging of human cells for cardiovascular and blood cell aging. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com